Exhibit 10.4

BIOMARIN PHARMACEUTICAL INC.

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of May 14, 2004, by and between COMERICA BANK (“Bank”) and BIOMARIN PHARMACEUTICAL INC. (“Borrower”).

RECITALS

Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Amortization Start Date” means each of August 14, 2004, November 14, 2004, February 14, 2005, May 14, 2005, August 14, 2005, and November 14, 2005.

“Ascent” means Ascent Pediatrics, Inc., a Delaware corporation.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement substantially in the form provided to Bank dated as of April 20, 2004 by and among Medicis, Ascent, Borrower and certain of Borrower’s affiliates, and any other agreements and documents in connection therewith and delivered to Bank prior to the Closing Date.

“Bank Expenses” means all: reasonable out of pocket costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrower’s books and records including: ledgers; records concerning Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Cash Burn” has the meaning set forth in Section 6.8.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 25% of shares of all classes of stock then issued and outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by Borrower: (a) all copyrights (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office, and (b) all reissues, extensions or renewals thereof.

“Copyright License” means any and all rights to use any copyright or copyright registration now owned or hereafter acquired by Borrower under any written agreement.

“Credit Extension” means each Equipment Advance, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Daily Balance” means the aggregate principal amount of the Credit Extensions outstanding at the end of a given day.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“Equipment Advance” has the meaning set forth in Section 2.1(a).

“Equipment Line” means one or more Credit Extensions in an aggregate amount of up to Twenty-Five Million Dollars ($25,000,000).

“Equipment Maturity Date” means May 14, 2011.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Genzyme Joint Venture” means BioMarin/Genzyme LLC.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Indenture” means that certain Indenture dated as of June 23, 2003 between Borrower and Wilmington Trust Company, a Delaware banking corporation, as trustee, as amended from time to time.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, the goodwill associated with such Trademarks, trade secrets, proprietary information, customer lists, field force records, inventions (whether or not patented or patentable), technical information, test results, procedures, design, knowledge, know-how, proprietary software and databases, skill, expertise, processes, models, drawings, and all materials, data, and records relating to the foregoing.

“Inventory” means Borrower’s now owned or hereafter acquired right, title and interest in all inventory, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“License” means any Copyright License, Patent License, Trademark License or other rights to use Intellectual Property now held or hereafter acquired by Borrower.

“License Agreement” means that certain License Agreement substantially in the form provided to Bank dated as of May 18, 2004 by and among Medicis, Acsent, Borrower and certain of Borrower’s affiliates, and any other agreements and documents in connection therewith and delivered to Bank prior to the Closing Date.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means this Agreement and any other agreement or document entered into between Borrower and Bank or by Borrower for the benefit of Bank in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents or (ii) the value or priority of Bank’s security interests in the Collateral.

“Medicis” means Medicis Pharmaceutical Corporation, a Delaware corporation.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower’s Books and records relating to any of the foregoing.

“Non-Material Subsidiaries” means Subsidiaries which both (i) each individually hold less than five percent (5%) of the total consolidated assets of Borrower and (ii) collectively hold less than ten percent (10%) of the total consolidated assets of Borrower.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.

“Patents” means all of the following in which Borrower now holds or hereafter acquires any interest: (a) all letters patent of the United States or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency in another country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“Patent License” means rights with respect to any invention on which a patent is in existence, under any written agreement now owned or hereafter acquired by Borrower.

“Permitted Acquisitions” means (i) the purchase by Borrower or its affiliates of certain assets from Ascent or its affiliates for an aggregate purchase price of not more than $1,500,000 and transactions related thereto pursuant to the Asset Purchase Agreement; (ii) the license from Ascent to Borrower of certain licensed assets and related assets for consideration of $108,000,000 in cash, the Transfer of $25,000,000 in cash and $25,000,000 in Borrower’s common stock as partial security therefor, and transactions related thereto, pursuant to the License Agreement; and (iii) the purchase by Borrower or its affiliates of all of the issued and outstanding capital stock of Ascent for total consideration of $62,000,000 in cash and $20,000,000 in the form of Borrower’s common stock pursuant to the Securities Purchase Agreement.

“Periodic Payments” means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrower and Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $30,000,000 in the aggregate at any given time;

(d) Subordinated Debt;

(e) Indebtedness to trade creditors incurred in the ordinary course of business;

(f) Contingent Obligations of Borrower consisting of guaranties (and other credit support) of the obligations of vendors and suppliers of Borrower in respect of transactions entered into the ordinary course of business, and guaranties of the obligations of Subsidiaries, in an amount not to exceed $15,000,000 in the aggregate at any one time outstanding;

(g) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby) and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby) in an amount not to exceed $1,000,000 in the aggregate at any one time outstanding;

(h) Indebtedness not otherwise permitted by Section 7.4 not exceeding $10,000,000 in the aggregate outstanding at any time;

(i) Indebtedness of Borrower or its affiliates under the Asset Purchase Agreement, Securities Purchase Agreement and License Agreement;

(j) Extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be, and provided that such extension, refinancing, modification, amendment or restatement is permitted by any applicable subordination agreement.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed in the Schedule;

(b) Investments approved by Borrower’s Board of Directors and made in accordance with Borrower’s investment policy as reflected in Exhibit D attached hereto and incorporated herein by reference and any amendments or modifications thereto which have been approved by Borrower’s Board of Directors and, to the extent relating to any money market account maintained with Bank, are reasonably acceptable to Bank (the “Investment Policy”);

(c) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 2 years from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., consistent with the Investment Policy and (iii) Bank’s certificates of deposit issued maturing no more than 2 years after issue;

(d) Investments (i) consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business or consistent with past practices and (ii) consisting of loans, not to exceed $5,000,000 in the aggregate in any fiscal year, to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries as approved by Borrower’s Board of Directors;

(e) Investments in the ordinary course of business consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph shall not permit or apply to Investments of Borrower in any Subsidiary;

(f) joint ventures or strategic alliances consisting of cash, the licensing of technology, the provision of services to the joint venture, the development of technology or the providing of technical support;

(g) Investments pursuant to or arising under currency agreements, interest rate agreements, hedging agreements or other similar agreements entered into in the ordinary course of business;

(h) Investments not otherwise permitted under Section 7.7 which do not exceed $10,000,000 in the aggregate provided that no Event of Default has occurred which is continuing or would exist after giving effect to any such Investment;

(i) Investments constituting Permitted Acquisitions; and

(j) Borrower may make investments (not covered in (a) through (h) above) at any time (the “Additional Investments”) provided: (i) any such Additional Investment is made with Borrower’s capital stock, and, in addition to capital stock, up to $20,000,000 in cash and (ii) no Event of Default has occurred, is continuing or would result after giving effect to any such Additional Investments.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings;

(c) Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d) Liens on Intellectual Property provided the same do not directly or indirectly result in a material impairment of the Collateral or a material impairment of the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents;

(e) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(f) leases or subleases and licenses and sublicenses granted to others in the ordinary course of Borrower’s business, not interfering in any material respect with the business of Borrower and its Subsidiaries taken as a whole, if the leases, subleases, license and sublicenses permit Bank to have a security interest in any Accounts arising from such leases, subleases, nonexclusive licenses, and sublicenses;

(g) Liens securing capital lease obligations on assets subject to such capital leases;

(h) Liens on Equipment leased by Borrower or any Subsidiary pursuant to an operating lease (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing the lease of such Equipment;

(i) Liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions provided the bank has a perfected security interest in all such accounts;

(j) materialmen’s, mechanics’, carriers’, warehousemen’s, repairmen’s, or other like Liens arising in the ordinary course of Borrower’s business and that are not delinquent for more than 45 days or are being contested in good faith by appropriate proceedings;

(k) Liens described in the License Agreement on $25,000,000 in cash and on Borrower’s common stock with an aggregate value of $25,000,000 (measured pursuant to the License Agreement) to secure certain payments thereunder; and

(l) Deposits, in an amount not to exceed $5,000,000 in the aggregate at any one time outstanding, in the ordinary course of business under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than liens arising under ERISA or environmental liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, most recently announced by Bank, as its “prime rate,” whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Financial Officer, the Controller and the Treasurer of Borrower.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement substantially in the form provided to Bank dated as of May 18, 2004 by and among Medicis, Ascent, Borrower and certain of Borrower’s affiliates, and any other agreements and documents in connection therewith and delivered to Bank as of the Closing Date.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank) (provided that the terms of such Subordinated Debt shall not permit any payments on such Subordinated Debt if an Event of Default has occurred or would exist after giving effect to such payment, except payments permitted by the Indenture).

“Subsidiary[ies]” means any corporation(s), company(s) or partnership(s) in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof had ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate. BioMarin/ Genzyme LLC shall not be deemed a Subsidiary for purposes of this Agreement and transactions contemplated hereby.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Borrower and its Subsidiaries minus intangible assets, plus Subordinated Debt, on a consolidated basis determined in accordance with GAAP.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by Borrower: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, and designs (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency in any state or territory of the United States, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“Trademark License” means rights to use any trademark under any written agreement now owned or hereafter acquired by Borrower.

“Transfer” has the meaning set forth in Section 7.1.

“United States” means the United States of America.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2. LOAN AND TERMS OF PAYMENT.

2.1 Credit Extensions.

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a) Equipment Advances.

(i) Subject to and upon the terms and conditions of this Agreement, at any time from the date hereof through November 14, 2005, Bank agrees to make advances (each an “Equipment Advance” and, collectively, the “Equipment Advances”) to Borrower in an aggregate principal amount not to exceed the Equipment Line. Each Equipment Advance shall not exceed one hundred percent (100%) of the invoice amount of equipment, furniture, and tenant improvements, and any taxes, costs and expenses associated therewith (which Borrower shall, in any case, have purchased within 180 days of the corresponding Equipment Advance). Notwithstanding the foregoing, no more than 75% of the total available Equipment Line may be used to finance tenant improvements.

(ii) Interest shall accrue from the date of each Equipment Advance at the rate specified in Section 2.2, and shall be payable monthly until the next Amortization Start Date on the fourteenth day of each month. On each Amortization Start Date, any Equipment Advances that are outstanding and not already amortizing shall be payable in equal monthly installments of principal, plus all accrued interest, beginning on the following fourteenth calendar day after such date and continuing on the same day of each month thereafter through the Equipment Maturity Date, at which time all amounts owing under this Section 2.1(b) and any other amounts owing under this Agreement shall be immediately due and payable. Equipment Advances, once repaid, may not be reborrowed. Borrower may prepay any Equipment Advances without penalty or premium.

(iii) When Borrower desires to obtain an Equipment Advance, Borrower shall notify Bank (which notice shall be irrevocable) by facsimile transmission to be received no later than 3:00 p.m. Pacific time three (3) Business Days before the day on which the Equipment Advance is to be made. Such notice shall be substantially in the form of Exhibit B. The notice shall be signed by a Responsible Officer or its designee and include a copy of the invoice and proof of payment of such invoice for any Equipment to be financed.

2.2 Interest Rates, Payments, and Calculations.

(a) Interest Rates. Each Equipment Advance shall bear interest on the outstanding Daily Balance thereof at the applicable rate set forth in the LIBOR Addendum to Loan and Security Agreement executed in connection with this Agreement.

(b) Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default and upon notice by Bank to Borrower, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments. Interest hereunder shall be due and payable on the fourteenth calendar day of each month during the term hereof. Bank may charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower’s deposit accounts. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.3 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence and during the continuance of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.4 Fees. Borrower shall pay to Bank on the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank, but excluding any Bank Expenses (including reasonable attorneys’ fees) already paid by Borrower, including, without limitation, $5,000 advanced by Borrower for reasonable attorneys’ fees.

2.5 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding under this Agreement or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding under this Agreement.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a) this Agreement;

(b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement substantially in the form attached hereto;

(c) LIBOR Addendum to Loan and Security Agreement;

(d) legal opinion;

(e) UCC National Form Financing Statement;

(f) agreement to provide insurance;

(g) payment of the fees and Bank Expenses then due specified in Section 2.4 hereof;

(h) current financial statements of Borrower; and

(i) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule and except for Permitted Liens, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral or evidence thereof which is reasonably acceptable to Bank, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s Books and to make copies thereof and to check, test, appraise the Collateral, and audit Borrower’s Accounts, in each case in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral (provided that so long as no Event of Default has occurred and is continuing, one such audit per year shall be permitted, at Borrower’s expense, and, if an Event of Default has occurred and is continuing, multiple audits shall be permitted at Borrower’s expense). Upon the request of Borrower, Bank’s representative conducting the audit will execute a confidentiality agreement with Borrower.

5. REPRESENTATIONS AND WARRANTIES.

Borrower makes the following representations and warranties to Bank which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects at and as of each date deemed given hereafter (except to the extent that such representations and warranties relate solely to an earlier date):

5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its jurisdiction of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect.

5.3 No Prior Encumbrances. Borrower has good and marketable title to the Collateral, free and clear of Liens, except for Permitted Liens.

5.4 Bona Fide Accounts. The Accounts are bona fide existing obligations. The property and services giving rise to such Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. For purposes of this Agreement, “account debtor” means any person or entity who is or becomes obligated under, with respect to, or on account of, an Account. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in the Accounts of Borrower.

5.5 Merchantable Inventory. Except as disclosed in the Schedule, all existing Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. Except as disclosed in the Schedule, all Borrower’s Equipment is located only at the location set forth in Section 10 hereof and Borrower has paid for and owns all Equipment financed by Bank hereunder.

5.7 Litigation. To the knowledge of Borrower’s Responsible Officers, except as set forth in the Schedule and except for matters that are fully covered by insurance as to which coverage is undisputed (subject to customary deductibles), there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.8 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated results of operations for the period then ended. Except as set forth in the Schedule, there has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.9 Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.10 Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

5.11 Environmental Condition. None of Borrower’s nor any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the knowledge of Borrower’s Responsible Officers, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law, except to the extent that any such violation has been remedied and to the extent that no such violation, either individually or in the aggregate with other violations, could be expected to have a Material Adverse Effect on Borrower. To the knowledge of Borrower’s Responsible Officers, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute. To the knowledge of Borrower’s Responsible Officers, no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary. Neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.12 Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.13 Subsidiaries. Except as disclosed in the Schedule, Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

5.14 Government Consents. Borrower and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted, the failure to obtain which could reasonably be expected to have a Material Adverse Effect.

5.15 Accounts. Except as set forth on the Schedule, as of the Closing Date, none of Borrower’s nor any Subsidiary’s property is maintained or invested in a deposit account or securities account with a Person other than Bank.

5.16 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” under the Indenture and have all the rights associated with Senior Indebtedness under the Indenture, including without limitation under Article XI thereof.

5.17 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not materially misleading.

6. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, Borrower shall do all of the following:

6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate or similar existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law, except as would not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.

6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall file its Form 10Q and Form 10K with the Securities and Exchange Commission in accordance with applicable law. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) copies of all statements, reports and notices sent (excluding those made available publicly) by Borrower to its security holders or to any holders of Subordinated Debt; (b) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Ten Million Dollars ($10,000,000) or more; and (c) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time generally prepared by Borrower in the ordinary course of business.

Borrower shall file its Form 10-Q and Form 10-K with the Securities and Exchange Commission (the “SEC”) in the timeframe required by the SEC. If Borrower is no longer required by deliver such information to the SEC, it shall provide such information to Bank in a similar timeframe.

Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

6.4 Inventory; Returns. Borrower shall keep or cause to be kept all Inventory in good and marketable condition, free from all material defects (other than material defects in the ordinary course of Borrower’s business) except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Five Million Dollars ($5,000,000).

6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b) All such policies of insurance shall be in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. Upon the occurrence and during the continuance of an Event of Default, all proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7 Accounts. Borrower shall maintain a deposit account or a money market account with Bank.

6.8 Financial Covenant. Measured as of the last day of each month, the balance of Borrower’s unrestricted cash as reflected on its balance sheet shall be at least the greater of (i) Forty Five Million Dollars ($45,000,000) and (ii) the sum of (A) six (6) times Borrower’s Cash Burn, plus (B) any Acquisition Payments due in the month ending on the date of measurement, plus (C) any additional Acquisition Payments due in the two months immediately following the month ending on the date of measurement. As used herein, “Cash Burn” means (i) the change in Borrower’s cash during the three months immediately preceding the date of measurement, net of any changes in debt, stock, paid-in capital and minority interests, and calculated without reference to or inclusion of any Acquisition Payments, divided by (ii) three (3). As used herein, “Acquisition Payments” means scheduled payments provided for in the License Agreement.

6.9 Minimum Cash at Bank. Borrower shall maintain unrestricted cash in a money market account in Borrower’s name at Bank in an amount of at least the greater of (i) Ten Million Dollars ($10,000,000) and (ii) the aggregate outstanding principal balance of the Credit Extensions owing from Borrower to Bank.

The covenants set forth in Sections 6.8 and 6.9 shall be measured at the Borrower level only, excluding any assets of Subsidiaries of Borrower.

6.10 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank which are not in conflict with any provision of this Agreement and which are necessary or advisable to fully effect the purposes of this Agreement.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, Borrower will not do any of the following without Bank’s prior written consent, which will not be unreasonably withheld or delayed:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any Subsidiaries owned or controlled by Borrower or authorize any other Subsidiaries to Transfer, all or any part of the Collateral, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of licenses and similar arrangements for the use of the Collateral; (iii) Transfers of worn-out or obsolete Equipment, or (iv) Transfers of Collateral which are part of the Permitted Acquisitions.

7.2 Change in Business or Executive Office. Engage in any business, or permit any Subsidiaries owned or controlled by Borrower or authorize any other Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower or such Subsidiaries and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower or such Subsidiaries as of the Closing Date; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends. Borrower will not suffer or permit a Change in Control; provided, however, that if Bank does not consent to any Change in Control, Borrower may repay to Bank all outstanding Obligations including accrued interest to the day of repayment (the “Repayment”) no later than ten (10) days following the closing of such Change in Control. Upon Bank’s receipt of the Repayment, this Agreement will terminate and Borrower will have no further liability with respect to such Change in Control, and such Change of Control will not be deemed to be an Event of Default.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any Subsidiaries owned or controlled by Borrower or authorize any other Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any Subsidiaries owned or controlled by Borrower or authorize any other Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person other than Permitted Acquisitions. Notwithstanding the foregoing, this Section 7.3 shall not apply to transactions in which such transaction would not result in a decrease of more than 25% of Tangible Net Worth, Borrower is the surviving entity, and after giving effect to such transaction, there is no change in Borrower’s state of formation, provided that no Event of Default has occurred which is continuing at the time of any such transaction or would exist immediately after giving effect to any such transaction. If Bank does not consent to any such transaction, Borrower may repay all outstanding Obligations prior to or concurrently with the closing of such transaction, and such a transaction will not be deemed an Event of Default.

7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary owned or controlled by Borrower or authorize any other Subsidiaries to do so, other than Permitted Indebtedness.

7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of the Collateral, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

7.6 Distributions. Except distributions contemplated by the documents evidencing the Permitted Acquisitions, pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (i) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements and (ii) Borrower may redeem its capital stock in connection with Permitted Indebtedness in an aggregate amount not to exceed $15,000,000 during the term of this Agreement, in each case as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase.

7.7 Investments. Directly or indirectly acquire or own any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any Person, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, other than in connection with the Permitted Acquisitions, Indebtedness described in clause (g) of the definition of Permitted Indebtedness and transactions with Affiliates described in the most recent Form 10K of Borrower.

7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any Subsidiaries owned or controlled by Borrower or authorize any other Subsidiaries to make any such payment, if an Event of Default has occurred which is continuing or would exist after giving effect to such payment, except payments permitted by the Indenture.

7.10 Equipment. Except as disclosed in the Schedule, store the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Equipment. Except as disclosed in the Schedule, store or maintain any Equipment at a location other than the location set forth in Section 10 of this Agreement.

7.11 Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

7.12 Negative Pledge Agreements. Permit the inclusion in any material contract to which it or a Subsidiary becomes a party of any provisions that could restrict or invalidate the creation of a security interest in any of the Collateral.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

8.1 Payment Default. If Borrower fails to pay, when due, any of the Obligations and such failure continues for 3 calendar days or more after the due date, provided that within such 3-day cure period, the failure to pay shall not be deemed an Event of Default, but no Credit Extensions will be made;

8.2 Covenant Default. If Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within fifteen (15) days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed forty five (45) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

8.3 Material Adverse Effect. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect;

8.4 Attachment. If any material portion of Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within fifteen (15) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any material portion of Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within fifteen (15) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements. If a default or other failure to perform occurs under any agreement to which Borrower is a party with a third party or parties or by which Borrower is bound resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Five Million Dollars ($5,000,000) or which could have a Material Adverse Effect;

8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Ten Million Dollars ($10,000,000) shall be rendered against Borrower and shall remain unsatisfied, unstayed or a bond has not been posted pending appeal for 10 days or such longer period as may be allowed by the court to satisfy or stay such judgment or post such bond (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.8 Indenture. If (i) the Obligations cease to constitute “Senior Indebtedness” under the Indenture or no longer have all the rights associated with Senior Indebtedness under the Indenture, including without limitation under Article XI thereof or (ii) if a Repurchase Event (as defined in the Indenture) occurs under the Indenture; or

8.9 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, solely as necessary to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Effective only upon the occurrence and during the continuance of an Event of Default, Bank is hereby granted a non-exclusive license, solely pursuant to the provisions of this Section 9.1 to the extent necessary to dispose of the Collateral, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, only insofar as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as Bank determines is commercially reasonable and in accordance with the Code, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h) Bank may credit bid and purchase at any public sale; and

(i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any account, drafts against account debtors, schedules and assignments of accounts, verifications of accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law;; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3 Accounts Collection. After the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank’s security interest in such funds and verify the amount of such Account. In such event, Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable prior written notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems reasonably necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank reasonably deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. Subject to the foregoing, all risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

9.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7 Demand; Protest. Borrower hereby waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	BIOMARIN PHARMACEUTICAL INC. 371 Bel Marin Keys Boulevard, Suite 210 Novato, CA 94949 Attn: Louis Drapeau FAX: (415) 382-7427

with a copy to:	PAUL, HASTINGS, JANOFSKY & WALKER LLP 515 S. Flower Street, 25 Fl Los Angeles, CA 90071 Attn: Siobhan McBreen Burke, Esq. FAX: (213) 627-0705

If to Bank:	COMERICA BANK 2321 Rosecrans Ave., Suite 5000 El Segundo, CA 90245 Attn: Manager FAX: (310) 297-2291

with a copy to:	COMERICA BANK Five Palo Alto Square, 8th Floor 3000 El Camino Real Palo Alto, CA 94306 Attn: Jon Norris FAX: (650) 213-1710

Notwithstanding the foregoing, notice sent to Borrower in accordance with this Section 10 shall be effective despite any failure to provide a copy of such notice to Borrower’s counsel. The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder provided that, if no Event of Default has occurred which is continuing, such transferee shall be a financial institution with assets in excess of $100,000,000. If Bank does not consent to any assignment by Borrower, Borrower may repay all outstanding Obligations prior to or concurrently with the assignment.

12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make

Credit Extensions to Borrower. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8 Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, provided that such subsidiaries or affiliates shall be subject to the confidentiality requirements set forth herein, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

BIOMARIN PHARMACEUTICAL INC.

By:	/s/ LOUIS DRAPEAU
Title:	Chief Financial Officer

COMERICA BANK

By:	/s/ JONATHAN H. NORRIS
Title:	Vice President

DEBTOR:	BIOMARIN PHARMACEUTICAL INC.

SECURED PARTY:	COMERICA BANK

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property of Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a) all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b) any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time, including revised Division 9 of the Uniform Commercial Code-Secured Transactions, added by Stats. 1999, c.991 (S.B. 45), Section 35, operative July 1, 2001.

Notwithstanding the foregoing, the Collateral shall not include:

(A) any Intellectual Property now owned or hereafter acquired by Debtor or any claims for damages by way of any past, present and future infringement of any Intellectual Property, provided, however, that the Collateral shall include all accounts and general intangibles that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the foregoing (the “Rights to Payment”);

(B) $25,000,000 in cash and Debtor’s common stock with an aggregate value of up to $25,000,000 (as measured in the License Agreement) placed in escrow pursuant to the Licensing Agreement to secure the payment of certain license fees by Debtor thereunder, provided that any amounts released from escrow to Debtor shall automatically and without further action by Debtor or Secured Party become part of the Collateral immediately upon such release;

(C) any inventory, Equipment not financed by Bank (and all additions, attachments, accessories and accessions thereto, and all substitutions, replacements or exchanges therefor, and all insurance and/or other proceeds thereof), or rights of Borrower as a licensee to the extent the granting of a security interest therein (i) would be contrary to applicable law or (ii) is prohibited by or would constitute a default under any agreement or document governing such property (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination or lapsing of any such prohibition, such property shall automatically be part of the Collateral (unless excluded pursuant to the foregoing paragraph); and provided further that the provisions of this paragraph shall in no case exclude from the definition of “Collateral” any Accounts, proceeds of the disposition of any property, or general intangibles consisting of rights to payment, all of which shall at all times constitute “Collateral”; and provided further that any Equipment financed by Bank will at all times constitute “Collateral”;

(D) goods manufactured or processed using Intellectual Property licensed or acquired in the Permitted Acquisitions and Rights to Payment arising from the sale, licensing or disposition of such goods or Intellectual Property, provided that the Collateral shall include in any event all amounts held in accounts at Bank, including without limitation any money market accounts or deposit accounts, whether or not such amounts arise from the Intellectual Property acquired in the Permitted Acquisitions;

(E) Borrower’s shares of capital stock in (i) the Non-Material Subsidiaries and (ii) the Genzyme Joint Venture, provided that the provisions of this paragraph shall in no case exclude from the definition of “Collateral” proceeds of the disposition of any of the foregoing, dividends or other payments made on the foregoing or any general intangibles consisting of rights to payment, all of which shall at all times constitute “Collateral” (unless excluded from “Collateral” pursuant to paragraphs (A), (B), (C), or (D) above); and

(F) Any lease for which a pledge of a security interest would constitute a breach or default under such lease (but only to the extent such prohibition is enforceable under applicable law); provided that upon the termination or lapsing of any such prohibition (including pursuant to execution of an applicable Landlord Waiver), such lease shall automatically be part of the Collateral.

EXHIBIT B

TECHNOLOGY & LIFE SCIENCES DIVISION

LOAN ANALYSIS

LOAN ADVANCE/PAYDOWN REQUEST FORM

DEADLINE FOR EQUIPMENT ADVANCES IS 3:00 P.M., PACIFIC TIME **

DEADLINE FOR WIRE TRANSFERS IS 1:30 P.M., PACIFIC TIME

*At month end and the day before a holiday, the cut off time is 1:30 P.M., PACIFIC TIME

**Subject to 3 day advance notice.

TO: Loan Analysis	DATE: ________________________	TIME: _________________________
FAX #: (650) 846-6840

FROM:	BIOMARIN PHARMACEUTICAL INC.	TELEPHONE REQUEST (For Bank Use Only):
Borrower’s Name
The following person is authorized to request the loan payment transfer/loan advance on the designated account and is known to me.
FROM:	________________________
Authorized Signer’s Name
FROM:	________________________	____________________________________________________
	Authorized Signature (Borrower)	Authorized Request & Phone #
PHONE #:	________________________	____________________________________________________
Received by (Bank) & Phone #
FROM ACCOUNT#:	________________________
(please include Note number, if applicable)		____________________________________________________
TO ACCOUNT #:	________________________	Authorized Signature (Bank)
(please include Note number, if applicable)

REQUESTED TRANSACTION TYPE	REQUESTED DOLLAR AMOUNT	For Bank Use Only

PRINCIPAL INCREASE* (ADVANCE)	$______________________________________________	Date Rec’d:
PRINCIPAL PAYMENT (ONLY)	$______________________________________________	Time:
		Comp. Status:	YES	NO
OTHER INSTRUCTIONS:		Status Date:
___________________________________________________________________________________		Time:
___________________________________________________________________________________		Approval:

All representations and warranties of Borrower stated in the Loan Agreement are true, correct and complete in all material respects as of the date of the telephone request for and advance confirmed by this Borrowing Certificate, including without limitation the representation that Borrower has paid for and owns the equipment financed by the Bank; provided, however, that those representations and warranties the date expressly referring to another date shall be true, correct and complete in all material respects as of such date.

*	IS THERE A WIRE REQUEST TIED TO THIS LOAN ADVANCE? (PLEASE CIRCLE ONE) YES NO

If YES, the Outgoing Wire Transfer Instructions must be completed below.

OUTGOING WIRE TRANSFER INSTRUCTIONS	Fed Reference Number	Bank Transfer Number

The items marked with an asterisk (*) are required to be completed.

*Beneficiary Name
*Beneficiary Account Number
*Beneficiary Address
Currency Type	US DOLLARS ONLY
*ABA Routing Number (9 Digits)
*Receiving Institution Name
*Receiving Institution Address
*Wire Account	$

EXHIBIT C

COMPLIANCE CERTIFICATE

TO:	COMERICA BANK

FROM:	BIOMARIN PHARMACEUTICAL INC.

The undersigned Responsible Officer of BIOMARIN PHARMACEUTICAL INC. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                      with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof, except for such representations and warranties which speak as to a specific date, which are true and correct as of such date. Attached herewith are the required documents supporting the above certification. The Responsible Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required			Complies
Form 10Q	Filed Quarterly within 45 days			Yes	No
Form 10K	Filed FYE within 90 days			Yes	No

Financial Covenant	Required	Actual		Complies
Unrestricted Cash	Greater of 6x RML or $45,000,000	$	_______	Yes	No
Unrestricted Cash at Bank	Greater of $10,000,000 and balance of outstanding principal obligations to Bank	$	_______	Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
AUTHORIZED SIGNER
Sincerely,	Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:
TITLE

	Compliance Status	Yes	No
DATE

Exhibit D

Investment Policy

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1)

Existing Indebtedness:

Accounts payable and accrued liabilities, totaling less than $15 million

Other current payables, totaling less than $5 million

Convertible subordinated debt $125 million

Other long-term liabilities, totaling less than $1 million

Summary of Contingent Liabilities:

The following are the triggering events for the milestone commitments payable in cash to the former IBEX shareholders related to the purchase of the IBEX therapeutic assets in October 2001:

NDA approval of Neutralase by the FDA-Cdn$9,140,436, if achieved prior to October 31, 2006. (No longer being developed by BioMarin effective September 2003.)

NDA approval of Phenylase by the FDA-Cdn$5,484,262, if achieved prior to October 31, 2006.

Milestone payments to former Synapse shareholders related to the purchase of Synapse Technologies Inc. in March 2002 are limited to an aggregate of Cdn$8M.

The following are the triggering events for the milestone commitments payable in cash or BioMarin stock, at BioMarin’s discretion to former Synapse shareholders:

Filing of an IND with the FDA for a new BioMarin product utilizing the NeuroTrans technology-Cdn$4,150,000

Filing of an NDA with the FDA for a new BioMarin product utilizing the NeuroTrans technology-Cdn$2,150,000

NDA approval of a new BioMarin product utilizing the NeuroTrans technology by the FDA-Cdn$6,000,000

Sale, licensing, joint venture or other disposition of the NeuroTrans technology for therapeutic use (other than a new BioMarin product) – 50% of gross proceeds received by BioMarin

Sale, licensing, joint venture or other disposition of the NeuroTrans technology for diagnostic use (other than a new BioMarin product) – 50% of gross proceeds received by BioMarin

Pursuant to a lease on our 46 Galli facility, in lieu of an additional security deposit on the lease, we entered in to a Stand By Letter of Credit at Bank of Marin in the amount of $116,000. The Letter of Credit is secured by a Certificate of Deposit at Bank of Marin. Both shall remain in effect for as long as the lease is outstanding.

Permitted Investments (Section 1.1)

See attached Schedule A

Permitted Liens (Section 1.1)

GE Capital liens on certain financed equipment; total outstanding debt related such equipment totals $2.7 million.

Pursuant to a lease on our 46 Galli facility, in lieu of an additional security deposit on the lease, we entered in to a Stand By Letter of Credit at Bank of Marin in the amount of $116,000. The Letter of Credit is secured by a Certificate of Deposit at Bank of Marin. Both shall remain in effect for as long as the lease is outstanding.

Prior Names (Section 5.6)

None

Litigation (Section 5.7)

None

Accounts (Section 5.15)

UBS

Wells Fargo Bank

Wells Capital Management

Bank of Marin

Equipment Locations (Section 7.10)

11 and 13 Pimentel Court, Novato, CA 94949

371 Bel Marin Keys Blvd., Novato, CA 94949

46 Galli Drive, Novato, CA 94949

79 Digital Drive, Novato, CA 94949

95 Digital Drive, Novato, CA 94949

90 and 105 Digital Drive, Novato, CA 94949

Immaterial amounts of equipment maintained with various employees, including sales employees.

SCHEDULE A

Securities Currently Held At UBS:

Par Value	Security Description		Rating		Cpn	Yield		Days to Mat		Days to Mat	Next Call or Mat Date	Transfer Date	Maturity Date	Reset Date	Settle Date	Last Pay Date	Principal Cost
Short-Term Municipals (Taxable)
5,000,000	North Tx Ed CX2		Aaa	3.000	1.138	1.138	0.220	25	5	25		—	—	05/26/04	06/25/03	04/28/04	5,000,000.00
5,000,000	AZ Ed LN EJ7		Aaa/AAA	3.000	1.150	1.150	0.222	25	5	25		—	—	05/26/04	06/25/03	04/28/04	5,000,000.00
2,150,000	IL Stud Asst FX1		Aaa/AAA	3.000	1.130	1.130	0.094	26	2	26		—	—	05/27/04	04/14/04	04/29/04	2,150,000.00
2,500,000	RI Stud Ln GFO		Aaa/AAA	3.000	1.350	1.350	0.130	26	3	26		—	—	05/27/04	05/08/03	12/01/03	2,500,000.00
2,000,000	MO Hghr Ed HF6		Aaa/AAA	3.000	1.160	1.160	0.090	27	2	27		—	—	05/28/04	04/20/04	04/30/04	2,000,000.00
2,700,000	AZ Ed Ln DM1		Aaa/AAA	3.000	1.130	1.130	0.118	33	3	33		—	—	06/03/04	04/14/04	04/29/04	2,700,000.00
1,500,000	AZ Ed Ln DM1		Aaa/AAA	3.000	1.130	1.130	0.065	33	2	33		—	—	06/03/04	04/21/04	04/29/04	1,500,000.00
1,050,000	RI Stud Ln FW4		Aaa/AAA	3.000	1.210	1.210	0.049	52	2	52		—	—	06/22/04	04/01/03	12/01/03	1,050,000.00
4,000,000	RI Stud Ln FW4		Aaa/AAA	3.000	1.210	1.210	0.187	52	8	52		—	—	06/22/04	05/27/03	12/01/03	4,000,000.00

25,900,000		21.81%				1.175		32									25,900,000.00
Municipal Bonds (Taxable)
1,555,000	LA CA College Dist		Aaa/AAA	3.000	3.500	1.300	1.300	92	92	92		—	08/01/04	—	07/29/03	02/01/04	1,589,054.50

1,555,000		1.31%				1.318		92									1,589,054.50
Corporate Bonds/MTNs (Taxable)
2,000,000	AIG Sunamerica		Aaa/AAA	3.000	6.250	1.396	0.104	32	2	32		—	06/02/04		04/04/03	06/02/03	2,110,820.00
1,000,000	Walmart Stores Inc		Aa2/AA	2.000	6.550	1.250	0.047	101	4	101		—	08/10/04		05/20/03	02/10/04	1,064,080.00
1,850,000	Walmart Stores Inc		Aa2/AA	2.000	6.550	1.180	0.082	101	7	101		—	08/10/04		06/23/03	02/10/04	1,961,203.50
1,595,000	Merrill Lynch		Aa3/A+	1.000	6.750	1.317	0.079	146	9	146		—	09/24/04		09/15/03	09/24/03	1,682,565.50
1,000,000	Toyota Motor Corp		Aaa/AAA	3.000	6.750	1.296	0.048	152	6	152		—	09/30/04		05/27/03	09/30/03	1,071,920.00
1,000,000	Chevron Corp		Aa2/AA	2.000	6.625	1.114	0.042	153	6	153		—	10/01/04		06/09/03	04/01/04	1,071,510.00
2,000,000	Toyota Motor Corp		Aaa/AAA	3.000	4.050	1.350	0.101	213	16	213		—	11/30/04		05/19/03	11/26/03	2,081,520.00
1,000,000	Gilette Company		Aa3/AA-	2.000	3.750	1.300	0.049	214	8	214		—	12/01/04		05/20/03	12/01/03	1,037,000.00
5,000,000	Merrill Lynch		Aa3/A+	1.000	1.340	1.317	0.248	216	40	216		—	12/03/04		10/08/03	12/03/03	5,001,300.00
1,000,000	Proctor & Gamble		Aa3/AA-	2.000	6.600	1.300	0.049	228	9	228		—	12/15/04		05/19/03	12/15/03	1,082,200.00
1,000,000	GE Cap Corp		Aaa/AAA	3.000	4.250	4.250	0.159	272	10	272		—	01/28/05		03/19/02	01/28/04	999,910.00
1,000,000	Belsouth Telecom		Aa3/A+	1.000	7.000	1.550	0.058	276	10	276		—	02/01/05		11/28/03	02/01/04	1,063,180.00
1,000,000	GE Cap Corp		Aaa/AAA	3.000	7.250	1.740	0.085	276	10	276		—	02/01/05		08/05/03	02/01/04	1,080,630.00
1,300,000	Merrill Lynch		Aa3/A+	1.000	4.540	1.950	0.095	311	15	311		—	03/08/05		11/12/03	03/08/04	1,343,706.00
1,000,000	Norwest Corp		Aa1/AA-	2.000	7.650	1.510	0.058	318	12	318		—	03/15/05		01/09/04	03/15/04	1,071,590.00
2,000,000	Bank of America		Aa2/A+	1.000	6.375	1.700	0.127	379	28	379		—	05/15/05		11/24/03	11/15/03	2,135,600.00
750,000	Walmart Stores Inc		Aa2/AA	2.000	4.150	4.147	0.116	410	11	410		—	06/15/05		03/14/02	12/15/03	749,947.50
1,250,000	Walmart Stores Inc		Aa2/AA	2.000	4.150	4.281	0.200	410	19	410		—	06/15/05		03/15/02	12/15/03	1,244,862.50

26,745,000		22.52%				1.746		223									27,853,525.00
Govta/Agencies: Coupon (Taxable)
1,000,000	FHLB		Aaa/AAA	3.000	1.360	1.360	0.160	125	15	125	09/03/04	—	09/03/04		09/03/03	03/03/04	1,000,000.00
2,500,000	FHLB		Aaa/AAA	3.000	4.125	4.039	1.188	198	58	198	11/15/04	—	11/15/04		04/11/02	11/15/03	2,505,200.00
2,000,000	FHLB		Aaa/AAA	3.000	1.260	1.260	0.296	229	54	229	12/16/04	—	12/16/04		06/16/03	12/15/03	2,000,000.00
3,000,000	FHLB-CLBL 5/24/04		Aaa/AAA	3.000	1.810	1.810	0.639	388	137	388	05/24/04	—	05/24/05		11/24/03	11/24/03	3,000,000.00

8,500,000		7.16%				2.315		264									8,505,200.00
Money Market Funds (Taxable)
56,045,319	UBS Select Mny Mkt		Aaa	3,000		0.930	0.930	0	0	0		—				04/30/04	56,045,319.08
1,683	RMA Mny Mkt		Aaa	3,000		0.510	0.000	0	0	0		—				04/23/04	1,683.06

56,047,002		47.20%				0.930		0				—					56,047,002.14

118,747,002		100.00%				1,271		77				—		Securities Currently Held Total			119,894,781.64

						WAY		WAM

WFB

Schedule A

Holding Report at Wells Fargo Bank:	BioMarin Pharmaceutical Inc.

Securities Held as of: 04/30/04 on a Trade Date Basis	15936501

Identifier
	Moody’s	S&P	Par Value	Security Description	Coupon	Final Maturity	Effective Maturity	Days to Eff Maturity	Duration	Market Price	Market Value	Market Value + Accrued Interest	Holdings as Percentage of Account	YTM at Purchase or Reset
	Credit Ratings		0	PENDING CASH							0	0	0.00%
Cash

	Corporate Securities

	Corporate Obligation

020012AAB	Aa2	AA	1,950,000	ALL STATE FIN GLO ALL	7.125	09/26/05	09/26/05	514	1.34	106.885	2,084,258	2,097,765	4.09%	2.08%
048003JQ3	Aa1	AA-	1,516,000	ASSOCIATES CORP NA	6.000	07/15/05	07/15/05	441	1.15	104.582	1,585,463	1,612,246	3.11%	1.73%
06423AAM5	Aa3	A	1,000,000	BANK ONE CORP	6.500	02/01/06	02/01/06	642	1.64	106.773	1,067,730	1,083,980	2.09%	1.94%
257661AA6	Aa3	A+	2,000,000	DONALDSON LUFKIN JENRETT	6.875	11/01/05	11/01/05	550	1.40	106.970	2,139,400	2,208,150	4.20%	2.23%
59018YBT7	Aa3	A+	1,000,000	MERRILL LYNCH & CO	7.080	10/03/05	10/03/05	521	1.36	107.088	1,070,880	1,076,387	2.10%	2.16%
59018YDN8	Aa3	AA-	1,124,000	MERRILL LYNCH & CO	6.150	01/26/06	01/26/06	636	1.64	106.734	1,199,690	1,217,932	2.35%	1.98%
60406CAU1	Aa1	AA	1,800,000	MINNESOTA MINING	4.150	06/30/05	06/30/05	426	1.13	102.563	1,846,134	1,871,242	3.62%	4.00%
617446GL7	Aa3	A+	1,954,000	MORGAN STANLEY	6.100	04/15/06	04/15/06	715	1.85	106.574	2,082,456	2,087,753	4.09%	2.32%
79549BGW1	Aa1	AA-	2,000,000	SALOMON INC	5.875	03/15/06	03/15/06	684	1.77	106.490	2,129,800	2,144,814	4.18%	2.11%

			14,344,000					571	1.48		15,205,011	15,400,288	29.83%	2.32%

	Govt Securities

	Gov Agency Obligation

3128X2EM3	AGY	AGY	3,000,000	FHLMC	2.500	12/15/05	12/15/05	594	1.57	99.906	2,997,180	3,025,513	5.88%	2.50%
3128X2TU9	AGY	AGY	4,000,000	FHLMC	2.150	02/17/06	02/17/06	658	1.75	99.690	3,987,600	4,005,278	7.82%	2.15%
3133MQ3S1	AGY	AGY	3,000,000	FHLB	3.250	08/15/05	08/15/05	472	1.26	101.719	3,051,570	3,072,153	5.99%	1.70%
3133X2BS3	AGY	AGY	2,500,000	FHLB	2.200	11/23/05	11/23/04	207	0.55	100.125	2,503,125	2,527,111	4.91%	2.20%
3133X2JT3	AGY	AGY	2,000,000	FHLB	1.800	06/17/05	06/17/04	48	0.13	100.031	2,000,620	2,014,020	3.92%	1.80%
3133X2R23	AGY	AGY	2,000,000	FHLB	2.420	12/30/05	12/30/04	244	0.65	100.344	2,006,880	2,023,148	3.94%	2.42%
3133X3JV6	AGY	AGY	3,700,000	FHLB	2.000	02/09/06	02/09/06	650	1.73	99.500	3,681,500	3,698,356	7.22%	2.00%
3133X3L76	AGY	AGY	2,600,000	FHLB	1.720	08/17/05	08/17/05	474	1.27	99.750	2,593,500	2,602,692	5.09%	1.72%
3133X3LD3	AGY	AGY	4,000,000	FHLB	2.270	05/18/06	05/18/06	748	1.98	99.531	3,981,240	3,999,652	7.81%	2.27%
3133X3XP3	AGY	AGY	2,000,000	FHLB	1.785	08/25/05	08/25/05	482	1.29	99.781	1,995,620	2,002,092	3.91%	1.77%
3133X5P85	AGY	AGY	2,000,000	FHLB	2.020	07/20/06	07/20/06	811	2.15	98.688	1,973,760	1,974,994	3.87%	2.02%
3136F4T95	AGY	AGY	5,000,000	FNMA	2.280	01/30/06	01/30/06	640	1.70	99.906	4,995,300	5,024,117	9.80%	2.28%

			35,800,000					540	1.43		35,767,895	35,969,126	70.17%	2.10%

			50,144,000					549	1.45		50,973,706	51,369,395	100.00%	2.16%
WFB Sweep Account on foat	7,817,814

Total investments at WFB	57,961,614

Schedule A

The following investments are held at Bank of Marin:

Certificate of Deposit (matures annually)	$116,035
Money Market	2,088,723

Total investments at Bank of Marin	$2,204,758

CORPORATE RESOLUTIONS TO BORROW

Borrower: BIOMARIN PHARMACEUTICAL INC.

I, the undersigned Secretary or Assistant Secretary of BIOMARIN PHARMACEUTICAL INC. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Delaware.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Certificate of Incorporation, as amended, and the Bylaws, as amended, of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Fredric D. Price	Chief Executive Officer and Chairman	/s/ FREDRIC D. PRICE

Louis Drapeau	Chief Financial Officer, Vice President—Finance and Secretary	/s/ LOUIS DRAPEAU

Kim Tsuchimoto	Vice President, Treasurer	/s/ KIM TSUCHIMOTO

Jeffrey Cooper	Vice President, Controller

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Comerica Bank (“Bank”), on such terms as set forth in the most recent draft of the Loan and Security Agreement (“Loan Agreement”) by and between the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, up to the amounts permitted in the Loan Agreement.

Execute Loan Documents. To execute and deliver to Bank the Loan Agreement and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on May 14, 2004 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X	/s/ G. ERIC DAVIS,
Assistant Secretary

COMERICA BANK

Member FDIC

ITEMIZATION OF AMOUNT FINANCED

DISBURSEMENT INSTRUCTIONS

(Equipment Line)

Name(s): BIOMARIN PHARMACEUTICAL INC.		Date: May 14, 2004
$	credited to deposit account No. ___________ when Credit Extensions are requested by Borrower
Amounts paid to others on your behalf
$	to Bank counsel fees and expenses
$	to _______________
$	to _______________
$25,000,000	TOTAL (AMOUNT FINANCED)

Upon consummation of this transaction, this document will also serve as the authorization for Comerica Bank to disburse the loan proceeds as stated above.

Signature	Signature

AGREEMENT TO PROVIDE INSURANCE

TO:	COMERICA BANK	Date: May 14, 2004
Attn: Deni M. Snider, MC 4770
75 E. Trimble Road
	San Jose, CA 95131	Borrower: BIOMARIN PHARMACEUTICAL INC.

In consideration of a loan in the amount of Twenty Five Million Dollars ($25,000,000), secured by all tangible personal property including inventory and equipment.

I/We agree to obtain adequate insurance coverage to remain in force during the term of the loan.

I/We also agree to advise the below named agent to add COMERICA BANK as lender’s loss payable on the new or existing insurance policy, and to furnish Bank at above address with a copy of said policy/endorsements and any subsequent renewal policies.

I/We understand that the policy must contain:

1. Fire and extended coverage in an amount sufficient to cover:

(a) The amount of the loan, OR

(b) All existing encumbrances, whichever is greater,

But not in excess of the replacement value of the improvements on the real property.

2. Lender’s “Loss Payable” Endorsement Form 438 BFU in favor of COMERICA BANK, or any other form acceptable to Bank.

INSURANCE INFORMATION

Insurance Co./Agent	Telephone No.:

Agent’s Address:

Signature of Obligor:	_____________________________________

Signature of Obligor:	_____________________________________

FOR BANK USE ONLY

INSURANCE VERIFICATION: Date:

Person Spoken to:

Policy Number:

Effective From: To:

Verified by:

COMERICA BANK
AUTOMATIC DEBIT AUTHORIZATION

To: COMERICA BANK

Re: Loan # _________________________________

You are hereby authorized and instructed to charge account No. _________________________ in the name of BIOMARIN PHARMACEUTICAL INC.

for principal, interest and other payments due on above referenced loan as set forth below and credit the loan referenced above.

☒ Debit each interest payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each principal payment as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

☒ Debit each payment for Bank Expenses as it becomes due according to the terms of the Loan and Security Agreement and any renewals or amendments thereof.

This Authorization is to remain in full force and effect until revoked in writing.

Borrower Signature	Date

/s/ LOUIS DRAPEAU	May 14, 2004
Chief financial Officer

LIBOR

Addendum To Loan and Security Agreement

This Addendum to Loan and Security Agreement (this “Addendum”) is entered into as of May 14, 2004, by and between Comerica Bank (“Bank”) and BIOMARIN PHARMACEUTICAL INC. (“Borrower”). This Addendum supplements the terms of the Loan and Security Agreement of even date herewith.

1. Definitions.

1.1 Advance. As used herein, “Advance” means an Equipment Advance requested by Borrower and made by Bank under the Note.

1.2 Business Day. As used herein, “Business Day” means any day except a Saturday, Sunday or any other day designated as a holiday under Federal or California statute or regulation.

1.3 LIBOR. As used herein, “LIBOR” means the rate per annum (rounded upward if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(a) “Base LIBOR” means the rate per annum determined by Bank at which deposits for the relevant LIBOR Period would be offered to Bank in the approximate amount of the relevant LIBOR Option Advance in the inter-bank LIBOR market selected by Bank, upon request of Bank at 10:00 a.m. California time, on the day that is the first day of such LIBOR Period.

(b) “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the applicable LIBOR Period.

1.4 LIBOR Business Day. As used herein, “LIBOR Business Day” means a Business day on which dealings in Dollar deposits may be carried out in the interbank Eurodollar market.

1.5 LIBOR Option Advance. As used herein, “LIBOR Option Advance” means an Advance bearing interest by reference to the LIBOR (pursuant to exercise by Borrower of the LIBOR Option).

1.6 LIBOR Period. As used herein, “LIBOR Period” means, with respect to a LIBOR Option Advance:

(a) initially, the period commencing on, as the case may be, the date the Advance is made or the date on which the Advance is converted to a LIBOR Option Advance, and continuing for, in every case, a one, two or three month period thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of Advance as provided in the Note or in the notice of conversion as provided in this Addendum; and

(b) thereafter, each period commencing on the last day of the next preceding LIBOR Period applicable to such LIBOR Option Advance and continuing for, in every case, a one, two or three month period thereafter so long as the LIBOR Option is quoted for such period in the applicable interbank LIBOR market, as such period is selected by Borrower in the notice of continuation as provided in this Addendum.

In each case, (A) in the event any such LIBOR Period would end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day (unless such next succeeding LIBOR Business Day falls in the next succeeding calendar month, in which case such LIBOR Period shall end on the next preceding LIBOR Business Day), and (B) where a LIBOR Period of a month or more begins on a day for which there is no numerically corresponding day in the calendar month in which such LIBOR Period is to end, such LIBOR Period shall end on the last Business Day of such calendar month.

1.7 Note. As used herein, “Note” means the Loan and Security Agreement of even date herewith.

1.8 Regulation D. As used herein, “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as amended or supplemented from time to time.

1.9 Regulatory Development. As used herein, “Regulatory Development” means any or all of the following: (i) any change in any law, regulation or interpretation thereof by any public authority (whether or not having the force of law); (ii) any change in the application of any existing law, regulation or the interpretation thereof by any public authority (whether or not having the force of law); and (iii) compliance by Bank with any request or directive (whether or not having the force of law) of any public authority.

2. Interest Rate Options. Borrower shall have the following options regarding the interest rate to be paid by Borrower on Advances under the Note:

2.1 A rate equal to one and one half percent (1.50%) above Bank’s LIBOR, (the “LIBOR Option”), which LIBOR Option shall be in effect during the relevant LIBOR Period; or

2.2 A rate equal to the “Prime Rate” as referenced in the Note and quoted from time to time by Bank as such rate may change from time to time (the “Prime Rate Option”).

3. Payment of Interest on LIBOR Option Advances. Interest on each LIBOR Option Advance shall be payable pursuant to the terms of the Note. Interest on such LIBOR Option Advance shall be computed on the basis of a 360-day year and shall be assessed for the actual number of days elapsed from the first day of the LIBOR Period applicable thereto but not including the last day thereof.

4. Bank’s Records Re: LIBOR Option Advances. With respect to each LIBOR Option Advance, Bank is hereby authorized to note the date, principal amount, interest rate and LIBOR Period applicable thereto and any payments made thereon on Bank’s books and records (either manually or by electronic entry) and/or on any schedule attached to the Note, which notations shall be prima facie evidence of the accuracy of the information noted.

5. Selection/Conversion of Interest Rate Options. At the time any Advance is requested under the Note and/or Borrower wishes to select the LIBOR Option for all or a portion of the outstanding principal balance of the Note, and at the end of each LIBOR Period, Borrower shall give Bank notice specifying (a) the interest rate option selected by Borrower; (b) the principal amount subject thereto; and (c) if the LIBOR Option is selected, the length of the applicable LIBOR Period (provided, that if no such period is selected, Borrower shall be deemed to have selected a LIBOR Period of 3 months). Any such notice may be given by telephone so long as, with respect to each LIBOR Option selected by Borrower, (i) Bank receives written confirmation from Borrower not later than three (3) LIBOR Business Days after such telephone notice is given; and (ii) such notice is given to Bank prior to 10:00 a.m., California time, on the first day of the LIBOR Period. For each LIBOR Option requested hereunder, Bank will quote the applicable fixed LIBOR Rate to Borrower at approximately 10:00 a.m., California time, on the first day of the LIBOR Period. If Borrower does not immediately accept the rate quoted by Bank, any subsequent acceptance by Borrower shall be subject to a redetermination of the rate by Bank; provided, however, that if Borrower fails to accept any such quotation given, then the quoted rate shall expire and Bank shall have no obligation to permit a LIBOR Option to be selected on such day. If no specific designation of interest is made at the time any Advance is requested under the Note or at the end of any LIBOR Period, Borrower shall be deemed to have selected the Prime Rate Option for such Advance or the principal amount to which such LIBOR Period applied. At any time the LIBOR Option is in effect, Borrower may, at the end of the applicable LIBOR Period, convert to the Prime Rate Option. At any time the Prime Rate Option is in effect, Borrower may convert to the LIBOR Option, and shall designate a LIBOR Period.

6. Default Interest Rate. From and after the maturity date of the Note, or such earlier date as all principal owing hereunder becomes due and payable by acceleration or otherwise, the outstanding principal balance of the Note shall bear interest until paid in full at an increased rate per annum (computed on the basis of a 360-day year, actual days elapsed) equal to five percent (5.00%) above the rate of interest from time to time applicable to the Note.

7. Prepayment. In the event that the LIBOR Option is the applicable interest rate for all or any part of the outstanding principal balance of the Note, and any payment or prepayment of any such outstanding principal balance of the Note shall occur on any day other than the last day of the applicable LIBOR Period (whether voluntarily, by acceleration, required payment, or otherwise), or if Borrower elects the LIBOR Option as the applicable interest rate for all or any part of the outstanding principal balance of the Note in accordance with the terms and conditions hereof, and, subsequent to such election, but prior to the commencement of the applicable LIBOR Period, Borrower revokes such election for any reason whatsoever, or if the applicable interest rate in respect of any outstanding principal balance of the Note hereunder shall be changed, for any reason whatsoever, from the LIBOR Option to the Prime Rate Option prior to the last day of the applicable LIBOR Period, or if Borrower shall fail to make any payment of principal or interest hereunder at any time that the LIBOR Option is the applicable interest rate hereunder in respect of such outstanding principal balance of the Note, Borrower shall reimburse Bank, on demand, for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, but excluding any lost profits. Such amount payable by Borrower to Bank may include (with respect to any such payment or change in interest rate on any day other than the last day of the applicable LIBOR Period), without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant LIBOR Period, at the applicable rate of interest for such outstanding principal balance of the Note, as provided under the Note and this Addendum, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank LIBOR market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant outstanding principal balance of the Note hereunder through the purchase of an underlying deposit in an amount equal to the amount of such outstanding principal balance of the Note and having a maturity comparable to the relevant LIBOR Period; provided, however, that Bank may fund the outstanding principal balance of the Note hereunder in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Bank shall, promptly at the time of any such demand for payment of such loss, cost or expense under this section, deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error. Any prepayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so prepaid. Any outstanding principal balance of the Note which is bearing interest at such time at the Prime Rate Option may be prepaid without penalty or premium. Partial prepayments hereunder shall be applied to the installments hereunder in the inverse order of their maturities.

BY INITIALING BELOW, BORROWER ACKNOWLEDGE(S) AND AGREE(S) THAT: (A) THERE IS NO RIGHT TO PREPAY ANY LIBOR OPTION ADVANCE, IN WHOLE OR IN PART, WITHOUT PAYING THE PREPAYMENT AMOUNT SET FORTH HEREIN (“PREPAYMENT AMOUNT”), EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW; (B) BORROWER SHALL BE LIABLE FOR PAYMENT OF THE PREPAYMENT AMOUNT IF BANK EXERCISES ITS RIGHT TO ACCELERATE PAYMENT OF ANY LIBOR OPTION ADVANCE AS PART OR ALL OF THE OBLIGATIONS OWING UNDER THE NOTE, INCLUDING WITHOUT LIMITATION, ACCELERATION UNDER A DUE-ON-SALE PROVISION; (C) BORROWER WAIVES ANY RIGHTS UNDER SECTION 2954.10 OF THE CALIFORNIA CIVIL CODE OR ANY SUCCESSOR STATUTE; AND (D) BANK HAS MADE EACH LIBOR OPTION ADVANCE PURSUANT TO THE NOTE IN RELIANCE ON THESE AGREEMENTS.

/s/ LD
BORROWER’S INITIALS

8. Hold Harmless and Indemnification. In each case subject to the terms, conditions, and limitations set forth in this Addendum, Borrower agrees to indemnify Bank and to hold Bank harmless from, and to reimburse Bank on demand for, all losses and expenses which Bank sustains or incurs as a result of (i) any payment of a LIBOR Option Advance prior to the last day of the applicable LIBOR Period for any reason, including, without limitation, termination of the Note, whether pursuant to this Addendum or the occurrence of an Event of Default; (ii) any termination of a LIBOR Period prior to the date it would otherwise end in accordance with this Addendum; or (iii) any failure by Borrower, for any reason, to borrow any portion of a LIBOR Option Advance.

9. Funding Losses. The indemnification and hold harmless provisions set forth in this Addendum shall survive the termination of this Addendum and the payment of the Note. A written statement by Bank to Borrower of such losses and expenses shall be conclusive and binding, absent manifest error, for all purposes. This obligation shall survive the termination of this Addendum and the payment of the Note.

10. Regulatory Developments Or Other Circumstances Relating To Illegality or Impracticality of LIBOR. If any Regulatory Development or other circumstances relating to the interbank Euro-dollar markets shall, at any time, in Bank’s reasonable determination, make it unlawful or impractical for Bank to fund or maintain, during any LIBOR Period, to determine or charge interest rates based upon LIBOR, Bank shall give notice of such circumstances to Borrower and:

10.1 In the case of a LIBOR Period in progress, Borrower shall, if requested by Bank, promptly pay any interest which had accrued prior to such request and the date of such request shall be deemed to be the last day of the term of the LIBOR Period; and

10.2 No LIBOR Period may be designated thereafter until Bank determines that such would be practical.

11. Additional Costs. Borrower shall pay to Bank from time to time, upon Bank’s request, such amounts as Bank determines are needed to compensate Bank for any costs it incurred which are attributable to Bank having made or maintained a LIBOR Option Advance or to Bank’s obligation to make a LIBOR Option Advance, or any reduction in any amount receivable by

Bank hereunder with respect to any LIBOR Option or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Developments, which (i) change the basis of taxation of any amounts payable to Bank hereunder with respect to taxation of any amounts payable to Bank hereunder with respect to any LIBOR Option Advance (other than taxes imposed on the overall net income of Bank for any LIBOR Option Advance by the jurisdiction where Bank is headquartered or the jurisdiction where Bank extends the LIBOR Option Advance; (ii) impose or modify any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, Bank (including any LIBOR Option Advance or any deposits referred to in the definition of LIBOR); or (iii) impose any other condition affecting this Addendum (or any of such extension of credit or liabilities). Bank shall notify Borrower of any event occurring after the date hereof which entitles Bank to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Determinations by Bank for purposes of this paragraph, shall be conclusive, provided that such determinations are made on a reasonable basis. Notwithstanding anything herein to the contrary, Borrower shall not be required to compensate Bank for any such Additional Costs incurred more than 180 days before Bank notified Borrower of the applicable Regulatory Development giving rise to such Additional Costs.

12. Legal Effect. Except as specifically modified hereby, all of the terms and conditions of the Note remain in full force and effect.

IN WITNESS WHEREOF, the parties have agreed to the foregoing as of the date first set forth above.

BIOMARIN PHARMACEUTICAL INC. Borrower		COMERICA BANK

By:	/s/ LOUIS DRAPEAU	By:	/s/ JONATHAN H. NORRIS
Title:	Chief Financial Officer	Title:	Vice President

By:	/s/ KIM TSUCHIMOTO
Title:	Vice President, Treasurer